Exhibit 99.1

CYTEC News & Information

Cytec Industries Inc.

Five Garret Mountain Plaza

Woodland Park, New Jersey 07424

www.cytec.com

Contact:
Jodi Allen (Investor Relations)
(973) 357-3283

Release Date: Immediate

Cytec Announces New President of Engineered Materials Business

Woodland Park, New Jersey, October 27, 2009 - Cytec Industries Inc. (NYSE:CYT) announced today the appointment of William (Bill) Wood as President of Cytec's Engineered Materials business. Mr. Wood will become a member of Cytec's Executive Leadership Team, effective immediately. He will continue to be based at the headquarters for Engineered Materials in Tempe, Arizona.

Mr. Wood, 48, was Vice President of Commercial operations for the Engineered Materials business responsible for sales, technical services and program management since 2007. Prior to that he held several general manager roles for Engineered Materials in the U.S. and Europe, where he lived in Wrexham, U.K. for three years. Mr. Wood came to Cytec as part of the Fiberite acquisition in 1997. Shane Fleming, Chairman, President and Chief Executive Officer commented, "We are pleased to have Bill for this important position in Cytec. His years of experience in the aerospace business and ability to identify the most important business issues and direction will be a key asset for us going forward and insure a smooth and immediate transition to his new assignment. We look forward to his leadership in the future growth of the business and participation in our enterprise initiatives."

Mr. Wood succeeds Steven Speak who has elected to retire after a transition period. Mr. Fleming continued, "The Board of Directors and I thank Steve for his years of dedication and leadership for Engineered Materials as the business grew substantially during this time. He leaves the business with a great growth platform to build upon. We wish him and his family well."

Corporate Profile
Cytec Industries Inc. is a global specialty chemicals and materials company focused on developing, manufacturing and selling value-added products. Our products serve a diverse range of end markets including aerospace, adhesives, automotive and industrial coatings, chemical intermediates, inks, mining and plastics. We use our technology and application development expertise to create chemical and material solutions that are formulated to perform specific and important functions in the finished products of our customers.